Exhibit 99.1

WRITTEN CONSENT OF STOCKHOLDERS

IN LIEU OF A MEETING

This Written Consent is solicited by the board of directors of Stone Energy Corporation (“Stone Energy”), a Delaware corporation.

Please return this Written Consent, in its entirety, no later than 5:00 p.m., Lafayette, Louisiana time, on [●], 2018, which is the date that Stone Energy has set as the targeted final date for the receipt of written consents. Your shares will be tabulated and voted to approve, disapprove, or abstain for each of the proposals as you indicate below. Any executed written consent returned without indicating a specific choice with respect to any of the proposals set forth below will be voted to APPROVE the proposal(s) with regard to which a specific choice is not indicated.

The undersigned, being a holder of record of shares of common stock, par value $0.01 per share, of Stone Energy as of the close of business on [●], 2018, acting by written consent in lieu of a stockholder meeting, pursuant to the provisions of Section 228 of the Delaware General Corporation Law, hereby consents in writing to the approval and adoption without a meeting of the following proposals and to the taking of each of the actions contemplated thereby with respect to all of the shares of common stock of Stone Energy that the undersigned holds of record.

The undersigned acknowledges receipt of the consent solicitation statement/ prospectus, which is part of the registration statement on Form S-4 (No. 333-222341) of Sailfish Energy Holdings Corporation (“New Talos”), a Delaware corporation and a direct wholly owned subsidiary of Stone Energy, and which more fully describes the proposals below.

1.	Adoption of the Transaction Agreement, dated as of November 21, 2017, among Stone Energy, New Talos, Sailfish Merger Sub Corporation (“Merger Sub”), an indirect, wholly owned subsidiary of Stone Energy, Talos Energy LLC (“Talos Energy”) and Talos Production LLC (“Talos Production”) (as it may be amended from time to time, the “Transaction Agreement”), and thereby approval and adoption of the transactions contemplated by the Transaction Agreement (the “Transactions”), including (i) the merger of Merger Sub with and into Stone Energy, with Stone Energy surviving the merger as a direct wholly owned subsidiary of New Talos, (ii) the contribution of 100% of the equity interests in Talos Production to New Talos in exchange for shares of New Talos common stock and (iii) the contribution of $102 million in aggregate principal amount of senior unsecured notes issued by Talos Production and Talos Production Finance Inc. to New Talos by entities controlled by or affiliated with Apollo Management VII, L.P., Apollo Commodities Management, L.P., with respect to Series I, and Riverstone Energy Partners V, L.P. in exchange for shares of New Talos common stock.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

2.	Approval, on a non-binding, advisory basis, of the compensation that will or may become payable to Stone Energy’s named executive officers in connection with the Transactions.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

3.	Adoption of the Talos Energy, Inc. Long Term Incentive Plan.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE WRITTEN CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please fill out, date, sign and return this Written Consent promptly to Stone Energy by hand delivery or mail to Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, Attention: Corporate Secretary.

This Written Consent can be revoked at any time before the written consents of a sufficient number of shares to adopt each proposal have been delivered to Stone Energy by delivering a written notice stating that you revoke this Written Consent to Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, Attention: Corporate Secretary. The delivery of this executed Written Consent will revoke any earlier dated Written Consents that have been executed and delivered by the undersigned.

The board of directors of Stone Energy unanimously recommends that you consent to approve and adopt the proposals set forth above.

IF AN INDIVIDUAL:		IF AN ENTITY: (please print or type complete name of entity)

By:		By:
	(duly authorized signature)		(duly authorized signature)

Name:		Name:
	(please print or type full name)		(please print or type full name)

Title:
(please print or type full title)

Date:	, 2018	Date:	, 2018